                                 SCHEDULE 13G

                               (Rule 13d - 102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b) and
        (c) and Amendments Thereto Filed Pursuant to Rule 13d-2(b).

                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                             ENVOY Corporation
                     ----------------------------------
                              (Name of Issuer)

                               Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 293982104
                     ----------------------------------
                              (CUSIP Number)


                             February 27, 1998
                     ----------------------------------
         (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, SEE the Notes).

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CUSIP No. 293982104                   13G                    Page 2 of 6 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

     RICHARD B. MCINTYRE
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member                       (a)  / /
     of a Group (SEE Instructions)                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     U.S.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                        2,131,010
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                        -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                        2,131,010
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                        -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     2,131,010
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares / / (SEE Instructions)

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     10.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

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ITEM 1(a).  Name of Issuer:

            ENVOY CORPORATION
-------------------------------------------------------------------------------

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            TWO LAKEVIEW PLACE, 15 CENTURY BOULEVARD, SUITE 600,
            NASHVILLE, TN 37214
-------------------------------------------------------------------------------

ITEM 2(a).  Name of Person(s) Filing:

            RICHARD B. MCINTYRE
-------------------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office or, if None, Residence:

            100 N. BYRNE ROAD, TOLEDO, OH 43607
-------------------------------------------------------------------------------

ITEM 2(c).  Citizenship:

            U.S.
-------------------------------------------------------------------------------


ITEM 2(d).  Title of Class of Securities:

            COMMON STOCK
-------------------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:

            293982104
-------------------------------------------------------------------------------


ITEM 3. If this statement is filed pursuant to sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

    (a). / / Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o).

    (b). / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c). / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d). / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e). / / An investment advisor in accordance with section
             240.13d-1(b)(1)(ii)(E);

    (f). / / Employee benefit plan or endowment fund in accorance with section 240.13d-1(b)(1)(ii)(F);

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    (g). / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

    (h). / / savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i). / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

    (j). / /  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to section 240.13d-1(c), check this box [X].

ITEM 4.  OWNERSHIP.

    (a) Amount beneficially owned:
        2,131,010
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        10.6%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              2,131,010
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              -0-
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              2,131,010
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              -0-
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable



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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.




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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    March 4, 1998
                                       ----------------------------------------
                                                        (Date)

                                             /s/ Richard B. McIntyre
                                       ----------------------------------------
                                                      (Signature)

                                                 Richard B. McIntyre
                                       ----------------------------------------
                                                        (Name)


           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



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